Exhibit 99.1

CONTACT:	Brian J. Begley
Vice President - Investor Relations
Atlas Resource Partners, L.P.
(877) 280-2857
(215) 405-2718 (fax)

ATLAS RESOURCE PARTNERS OBTAINS $250 MILLION IN ADDITIONAL FINANCING AND ANNOUNCES JANUARY 2015 DISTRIBUTION

Philadelphia, PA – February 23, 2015 – Atlas Resource Partners, L.P. (NYSE: ARP) (“ARP” or “the Company”) has announced today that its Board of Directors has declared the January 2015 common unit cash distribution and the Company has also provided a distribution outlook for the full year 2015.

•	ARP’s Board of Directors declared a cash distribution for the month of January 2015 of $0.1083 per limited partner unit, or $1.30 on an annualized basis. ARP expects a distribution coverage ratio of 1.2x – 1.4x for the full year 2015 at the current distribution level, assuming current forward strip prices for oil and natural gas.

•	In addition, the Company obtained $250 million in second lien financing, which provides ARP with enhanced liquidity and offers additional financial flexibility in the current commodity environment.

•	ARP also reached an agreement with its institutional lending group to amend the Company’s senior secured credit facility, including the allowance of the second lien facility as well as expanded debt covenants through the next two years.

•	The Company will host its fourth quarter and full year 2015 earnings conference call on Monday, March 2nd, 2015 at 9AM ET.

Edward E. Cohen, Chief Executive Officer of ARP, stated, “Our revised cash distribution allows us to provide a stable distribution with strong coverage in the current commodity price environment. With our substantially improved financial flexibility and liquidity, ARP is now well-positioned to exploit strategic opportunities available in the recent market upheaval, and to grow distributable cash flow for our unitholders.”

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New Second Lien Debt Security

ARP obtained $250 million in second lien financing which matures in 2020. The second lien will carry an effective annual interest rate of LIBOR + 9%, and will sit subordinate to the Company’s senior secured credit facility. ARP expects to have pro forma liquidity of approximately $225 million as a result of the new financing and the amendment to its senior secured credit facility as described below.

Amendment to Senior Secured Credit Facility

In order to provide additional financial flexibility as a result of the recent commodity price environment, the Company has reached an agreement with its institutional lending group to amend certain terms on ARP’s senior secured credit facility. The following is a summary of the revised provisions of the credit facility:

•	Modified the Maximum Leverage Ratio covenant to:

•	5.25x for Q2 2015 through Q1 2016;

•	5.00x for Q2 2016 through Q4 2016;

•	4.50x for Q1 2017; and,

•	4.00x for Q2 2017 and thereafter

•	Revised the Company’s borrowing base from $900 million to $750 million; the next borrowing base redetermination will occur in July 2015

•	Established a Maximum Senior Secured Leverage covenant of 3.00x through year end 2016

The Company’s leverage ratio was approximately 3.6x for the fourth quarter 2014.

January 2015 Distribution and 2015 Distribution Outlook

ARP’s Board of Directors declared a cash distribution for the month of January 2015 of $0.1083 per limited partner unit, or $1.30 on an annualized basis. This distribution amount represents a reduction from the December 2014 distribution which was $0.1966 per unit, or $2.36 on an annualized basis. The revised distribution amount was determined by ARP management and the Board of Directors in order to improve liquidity and preserve cash flow in the current commodity price environment. ARP expects to establish a distribution coverage ratio of 1.2x – 1.4x for the full year 2015 at the current distribution level, assuming current forward strip prices for oil and natural gas. The January 2015 distribution is payable Tuesday, March 17, 2015 to holders of record as of Tuesday, March 10, 2015.

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ARP will be discussing its fourth quarter and full year 2014 results on an investor call with management on Monday, March 2, 2015 at 9:00 am Eastern Time. Interested parties are invited to access the live webcast the investor call by going to the Investor Relations section of Atlas Resource’s website at www.atlasresourcepartners.com. For those unavailable to listen to the live broadcast, the replay of the webcast will be available following the live call on the Atlas Resource website and telephonically beginning at approximately 1:00 p.m. ET on March 2, 2015 by dialing 855-859-2056, passcode: 89716873.

Atlas Resource Partners, L.P. (NYSE: ARP) is an exploration & production master limited partnership which owns an interest in over 14,500 producing natural gas and oil wells, located primarily in Appalachia, the Barnett Shale (TX), the Mississippi Lime (OK), the Raton Basin (NM), Black Warrior Basin (AL) and the Rangely Field in Colorado. ARP is also the largest sponsor of natural gas and oil investment partnerships in the U.S. For more information, please visit our website at www.atlasresourcepartners.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

Atlas Energy, L.P. (NYSE: ATLS) is a master limited partnership which owns all of the general partner Class A units and incentive distribution rights and an approximate 28% limited partner interest in its upstream oil & gas subsidiary, Atlas Resource Partners, L.P. Additionally, Atlas Energy owns and operates the general partner of its midstream oil & gas subsidiary, Atlas Pipeline Partners, L.P., through all of the general partner interest, all the incentive distribution rights and an approximate 6% limited partner interest. For more information, please visit our website at www.atlasenergy.com, or contact Investor Relations at InvestorRelations@atlasenergy.com.

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Cautionary Note Regarding Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements. Although Atlas Resource Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Atlas Resource Partners does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. This document contains forward-looking statements that involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. ARP cautions readers that any forward-looking information is not a guarantee of future performance. Such forward-looking statements include, but are not limited to, statements about future financial and operating results, resource potential, ARP’s plans, objectives, expectations and intentions and other statements that are not historical facts. Risks, assumptions and uncertainties that could cause actual results to materially differ from the forward-looking statements include, but are not limited to, those associated with general economic and business conditions; ARP’s ability to realize the benefits of its acquisitions; changes in commodity prices; changes in the costs and results of drilling operations; uncertainties about estimates of reserves and resource potential; inability to obtain capital needed for operations; ARP’s level of indebtedness; changes in government environmental policies and other environmental risks; the availability of drilling equipment and the timing of production; tax consequences of business transactions; and other risks, assumptions and uncertainties detailed from time to time in ARP’s reports filed with the U.S. Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. Forward-looking statements speak only as of the date hereof, and we assume no obligation to update such statements, except as may be required by applicable law.

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